Exhibit 10.3

PURCHASE, SEVERANCE, AND RELEASE

AGREEMENT

MICHAEL L. KRALL

and

PURE BIOSCIENCE, INC.

EFFECTIVE DATE:

13 August 2013

PURCHASE, SEVERANCE, AND RELEASE AGREEMENT

I

PARTIES

THIS PURCHASE, SEVERANCE, AND RELEASE AGREEMENT (the “Agreement”) is entered into effective as of the 13th day of August, 2013 (the “Effective Date”), by and between MICHAEL L. KRALL, an individual residing in the State of California (“Krall”); and, PURE BIOSCIENCE, INC., a Delaware corporation (“PURE”). Krall and PURE are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. Krall serves as the CEO of PURE, in addition to holding a number of additional officer positions and acting as the Chairman of PURE’s Board of Directors.

B. Krall’s employment as the CEO of PURE is subject to that certain Amended and Restated Employment Agreement dated 12 October 2009 and amended October 26, 2011 (the “Employment Agreement”).

C. As part of a reorganization and restructuring of PURE’s business, Krall’s employment relationship with PURE is hereby acknowledged to be terminated effective immediately.

D. As a result of and in conjunction with the termination of employment and commencement of the subsequent consulting relationship under Section 4.6, below (the “Consulting Relationship”), PURE desires ongoing access to all of Krall’s Intellectual Property regarding PURE and PURE’s technologies and products, including Trade Secrets, Inventions, Ownership Rights and Developments which were not previously assigned to PURE by Krall or where the effectiveness of such assignment might be contestable

E. Subject to strict and timely performance by PURE of each and all of its obligations to Krall hereinafter specified, Krall is willing to and hereby does provide assurances to PURE that he will not assert any claims of any kind against PURE and specifically identified related parties, whether arising out of (i) Krall’s previous employment with PURE, or (ii) with the exception of rights of the Parties created in this Agreement, any other relationship or claim of right whatsoever arising out of or any manner or form related to the relationship between the Parties.

F. This Agreement is to specifically encompass all of the claims and related factual and legal circumstances noted above, including though not limited to all rights, duties, and obligations arising under the Employment Agreement (collectively referred to as the “Employment Relationship”). As such, it is the intent of the Parties that their respective rights and obligations to each other from this day forward shall be determined exclusively under the terms of this Agreement.

G. All Parties are desirous of settling all rights under the Employment Relationship and releasing each other from all future liability, except as otherwise expressly provided herein to the contrary.

H. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

RELEASE AND PAYMENT OBLIGATIONS

3.1 Exchange. In consideration of (i) the execution of this Agreement; (ii) the satisfaction of PURE’s obligations described below; (iii) the satisfaction of Krall’s obligations described below; (iv) ongoing access to Krall’s Intellectual Property transferred from Krall to PURE through the assignment of rights herein and by way of the Consulting Relationship; and, (v) other good and valuable consideration, the receipt and value of which is hereby confirmed, Krall on the one hand, and PURE on the other hand, shall hereby fully, finally, and forever settle and release each other from any and all claims, losses, fines, penalties, damages, demands, judgments, debts, obligations, interests, liabilities, causes of action, breaches of duty, costs, expenses, judgments and injunctions of any nature whatsoever, whether known or unknown, from all relationships between the Parties, specifically including, but not limited to, those arising under, in connection with, or as a result of the Employment Relationship (cumulatively referred to as the “Released Claims”).

3.2 Payment Obligations.

3.2.1. Separation Payment. Upon execution and delivery of this Agreement by Krall and the satisfaction of the conditions under Section 3.12, below, PURE shall pay to Krall as a “Separation Payment” the sum of Twenty-five Thousand Dollars ($25,000.00). Said Separation Payment shall be in the form of check or wire transfer in accordance with written instructions provided by Krall. Krall hereby acknowledges and agrees that the Separation Payment represents payment in full of all salary, wages, compensation, unreimbursed business expenses, vacation pay, and any and all other amounts due and owing to Krall as of the Separation Date. Krall further acknowledges and agrees that except as otherwise expressly provided for herein, no additional compensation or amounts of any kind are or will be due to Krall from PURE. It is intended that the tax treatment of said Separation Payment is to be governed by Section 3.2.5, below.

3.2.2 Purchase of Intellectual Property. Upon execution and delivery of this Agreement by Krall and the satisfaction of the conditions under Section 3.13, below, PURE shall pay to Krall as an “Intellectual Property Purchase Payment” the sum of One Hundred Twenty-five Thousand Dollars ($125,000.00). Said Intellectual Property Purchase Payment shall be in the form of check or wire transfer in accordance with written instructions provided by Krall. In addition, PURE will issue to Krall 850,000 shares of common stock in accordance with the terms contained in Section 3.3. Krall hereby acknowledges and agrees that the Intellectual Property Purchase Payment represents payment in full by PURE for the purchase of all Intellectual Property from Krall and that future access to this Intellectual Property will be provided by Krall as additional consideration for the Severance Payment provided in Section 3.2.3 and through the Consulting Relationship detailed in Section 4.6. Krall further acknowledges and agrees that except as otherwise expressly provided for herein, no additional compensation or amounts of any kind are or will be due to Krall from PURE.

3.2.3. Severance Payment. PURE shall also pay to Krall, as an independent contractor, the sum of Five Hundred Forty Dollars ($540,000.00) as the “Severance Payment”. The Severance Payment shall be payable in eighteen (18) equal monthly installments of Thirty Thousand Dollars ($30,000.00) each, commencing on the 30th day after Separation Date and continuing month-to-month on the same day of each successive calendar month until the Severance Payment is paid in full. All monthly payments shall be in the form of check or wire transfer in accordance with written instructions provided by Krall.

3.2.4. Escrow Trust Account. Upon the earlier of (i) PURE receiving a total of Three Million Dollars ($3,000,000.00); or, (ii) sixty (60) days from Separation Date, PURE will deposit Five Hundred Thousand Dollars ($500,000.00) into an escrow account established at a commercial bank, exclusively dedicated to the purpose of ensuring availability of the funds necessary to pay the monthly Severance Payment to Krall.

3.2.5. Taxes, Withholdings, and Related Offsets. PURE shall withhold required state, federal and social security taxes and other standard or specific deductions from the payment of Krall’s $25,000.00 Separation Payment addressed in Section 3.2.1 above. The Separation Payment hereunder will be considered

“earnings” or “compensation”, as those terms are commonly defined.

3.3 Stock Issuance.

3.3.1. Intellectual Property Purchase Shares. Within eight (8) days after the Separation Date, PURE shall issue to Krall eight hundred fifty thousand (850,000) shares of its restricted common stock (the “Purchase Shares”) for the purposes specifically expressed in Section 3.2.2. As such, as additional consideration for the Purchase Shares, upon issuance Krall hereby irrevocably sells, assigns, and transfers to PURE all of Krall’s clients, contacts, and personal goodwill not previously assigned to PURE and to be developed in the future by Krall with regard to the business and products of PURE. The issuance of the Purchase Shares shall be further governed by the additional terms and conditions noted below.

3.3.2. Registration/Piggyback Rights. Within thirty (30) days of the Separation Date, PURE will either (i) include the Purchase Shares in an S-1 registration statement to be filed by PURE; or, if available, (ii) register the Purchase Shares on a duly prepared Form S-8 to be filed with the SEC. PURE will use its best efforts to have any such Registration Statement(s) including Krall’s shares become effective, and to keep such registration statement effective until the earlier of (i) the date on which all Purchase Shares covered by such registration statement have been sold; or, (ii) the date on which all Purchase Shares covered by such registration statement may be sold without volume restrictions pursuant to Rule 144(b)(1); or, (iii) three (3) years from the Separation Date.

3.3.3. Lock-up Restriction. The Purchase Shares shall be subject to “lock up”, as that term in commonly defined in a securities context. Krall shall sell no more than eighty-five thousand (85,000) shares of the Purchase Shares in any thirty (30)-day period.

3.3.4. Irrevocable Proxy. Concurrent with the execution of this Agreement, Krall shall also execute that certain Irrevocable Proxy, in the form attached hereto as Exhibit A, which shall grant to a person to be designated the right to vote the Purchase Shares for as long as they remain in the name of Krall.

3.3.5. Agreement Not to Short. Krall hereby agrees that at no time after the Effective Date shall he directly, indirectly, or cause, “short” the stock of PURE, as that term is commonly defined in a securities context.

3.3.6 Address for Stockholder Notice and Records. Krall will provide to PURE the address for stockholder notice and records and instructions for delivery of stock within 5 business days following the Separation Date.

3.4 Health Insurance Coverage. The health insurance, including medical, dental and vision coverage, currently in place and provided for Krall and his eligible family members by PURE shall continue uninterrupted, at the sole cost and expense of PURE, for a period of eighteen (18) months following the Separation Date (the “Extended Coverage Period”). If PURE cannot provide direct coverage for Krall as a consultant, then upon timely election by Krall of continued group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), PURE shall either pay directly or reimburse Krall for the COBRA premium payments for Krall and his eligible family members under PURE’s group medical, dental and vision plans. In the event that PURE discontinues or changes group insurance coverage, the obligation to provide or reimburse Krall for substantially similar coverage will continue through the Extended Coverage Period. At the end of the Extended Coverage Period, health insurance coverage for Krall and his eligible family members shall cease unless pursuant to applicable law Krall makes a proper election to further continue such coverage, if available. All such coverage beyond the Extended Coverage Period, if any, will be solely at the expense of Krall and subject to the terms and conditions of the documents governing the health insurance plan.

3.5 Complete Release and Hold Harmless. Krall, on behalf of himself, his spouse, his heirs, personal representatives, successors, assigns and all others claiming through or under him, and PURE, for itself and its successors and assigns, hereby agree to release, discharge, and hold harmless each other and their respective directors, officers, affiliates, and attorneys, and each of their successors and assigns, from any and all known and unknown claims of every nature and kind whatsoever which they now or hereafter may have with respect to each other and/or the Released Claims, notwithstanding Section 1542 of the California Civil Code, which provides that:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

All rights under §1542 of the California Civil Code are hereto expressly, fully, knowingly and intentionally forever waived and relinquished by the Parties. All Parties hereby acknowledge that each understands the significance and consequences of such specific waiver under §1542 of the California Civil Code, and that each has had the opportunity to seek the advice of legal counsel of their choosing.

3.6 Scope of Krall’s Release. Krall further expressly understands that the rights being waived hereunder specifically include, but are not limited to, any and all claims under (as any of the same may be amended from time to time) Title VII of the Civil Rights Act of 1964; Sections 1981 and 1983 of the Civil Rights Act of 1866; Equal Pay Act; Americans with Disabilities Act; Age Discrimination in Employment Act; Krall Retirement Income Security Act; Fair Labor Standards Act; Family and Medical Leave Act; WARN Act; the United States and California Constitutions; California Fair Employment and Housing Act; California Family Rights Act; California Labor Code; any applicable California Industrial Welfare Commission Wage Order; with respect to the foregoing constitutional and statutory references, any comparable constitution, statute or regulation of any other state; all claims of discrimination or harassment on account of race, sex, sexual orientation, national origin, religion, disability, age, pregnancy, veteran’s status, or any other protected status under any federal or state statute; any federal, state or local law enforcing express or implied employment contracts or covenants of good faith and fair dealing; any federal, state or local laws providing recourse for alleged wrongful discharge or constructive discharge, termination in violation of public policy, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and any similar or related claim; together with any claim under any other local, state or federal law or constitution governing employment, discrimination or harassment in employment, or the payment of wages or benefits, whether or not now known, suspected or claimed, which Krall ever had, now has, or may claim to have as of the date of this Agreement. This Agreement and the scope of the release by Krall hereunder expressly includes any statutory claims, including, but not limited to, claims under the Age Discrimination in Employment Act (the “ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), except that this Agreement does not waive rights or claims under the ADEA, or otherwise, which may arise after the Effective Date of this Agreement.

3.7 After Acquired Information. The Parties acknowledge that they may hereafter discover information, facts, or circumstances different from or in addition to those which they now know or believe to be true. Except as otherwise provided herein to the contrary, this Agreement shall remain in full force and effect in all respects notwithstanding such discovery, and in accordance with the irrevocable waiver and relinquishment of provisions of California Civil Code Section 1542 or otherwise, the Parties expressly accept and assume the risk of such possible additions to or differences from those facts now known or believed to be true.

3.8 Enforceability. The enforceability of this Agreement is conditioned upon each respective Party satisfying its respective obligations hereunder.

3.9 Assignment of Released Claims. The Parties hereby covenant that none of the Released Claims has been assigned to any other person, and that no other person has any interest in any of the Released Claims. In the event any other person asserts any interest with respect to the Released Claims, then the Party breaching this covenant shall indemnify the Party against whom such claim is asserted for any and all damages, costs, and fees.

3.10 Specific Exclusion. It is expressly understood that the release contained in this Agreement does not encompass the promises and obligations of the Parties under this Agreement. This Agreement also does not contemplate or include within the release hereunder post-Effective Date intentionally willful, tortious, or criminal acts of either Party, such acts being expressly excluded from this Agreement.

3.11 No Admission of Liability. Notwithstanding the terms and conditions of this Agreement, execution hereof shall in no manner or form constitute the admission of liability or of responsibility by either Party in respect to the Employment Relationship or otherwise.

3.12 Closing. The transactions and initial payments envisioned hereunder shall be held at a closing (the “Closing”) as part of a meeting of the Board of Directors of PURE. All terminations and appointments shall be effected at the Closing. The obligation to make payments under Sections 3.2.1. and 3.2.2 (collectively, the “Closing Payments”) are expressly dependent and arise on the termination and appointments provided for herein. It is further expressly agreed by the Parties:

(a) All terminations and appointments at the Closing shall be made in advance of the Closing Payments. However, such terminations and appointments shall be null and void in the event of the failure to timely satisfy the Closing Payments.

(b) The Parties recognize that the funds to satisfy the Closing Payments will be transferred to PURE as of the date of the Closing (the “Closing Date”). PURE shall provide to Krall evidence of the transfer of the funds on the Closing Date.

(c) So long as evidence is presented to Krall that the funds have been transferred to PURE as of the Closing Date then Krall agrees to delay receipt of the Closing Payments until the funds have been cleared by PURE’s bank as being available for payment by PURE, but in no case more than seventy-two (72) hours after the Closing.

IV

EMPLOYMENT RELATED PROVISION

4.1 Termination. The Parties hereby agree that Krall’s termination of employment with PURE of the Parties and is effective 13 August 2013, and that his last day of employment by and with PURE shall be deemed to be the 13th day of August, 2013 (the “Separation Date”).

4.2 Termination of Positions. As of the Separation Date and as additional consideration hereunder, any and all positions held by Krall in and with PURE have been terminated, including though not limited to the positions of CEO and Chairman of the Board of PURE.

4.3 Employment Agreement. The Parties hereby agree that all payment and related compensation obligations arising under the Employment Agreement are hereby null and void.

4.4 Express Waiver of Any Other Amounts. Krall hereby acknowledges that he is not entitled to receive, and will not claim, any damages, rights, benefits, or compensation other than as expressly set forth in this Agreement.

4.5 Return of Materials. Upon execution of this Agreement Krall shall promptly deliver to PURE all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of PURE which are or have been in the possession or under the control of Krall, in addition to all property owned by PURE which is in his possession or under his control, including though not limited to credit cards, entry cards, identification badges and keys. The Parties have agreed that certain electronics will be retained by Krall after having been properly cleared by PURE.

4.6 Consulting Relationship. As additional consideration in exchange for the Severance Payment and Purchase of Intellectual Property, Krall agrees to provide consulting services to PURE for no additional charge from the Separation Date up to and until twelve (12) months thereafter (the “Consulting Period”). It is the express intention of PURE that Krall performs services during the Consulting Period as an independent contractor to PURE. Nothing in this Agreement shall in any way be construed to constitute Krall as an agent, employee, or representative of PURE. Without limiting the generality of the foregoing, Krall is not authorized to bind PURE to any liability or obligation or to represent that Krall has any such authority. During the Consulting Period, upon the request of PURE, Krall shall be reasonably available to consult with PURE for no more than 10-hours per week, without carryovers. Throughout the term of the Consulting Period, PURE agrees that its requests of Krall for specific blocks of consulting time will reasonably accommodate Krall’s anticipated business obligations independent of PURE. As part of the consulting services, Krall shall be obligated to, among other things, provide ongoing access to his Intellectual Property as described below and to reasonably assist and advise PURE on all aspects of PURE’s business and obligations whether arising prior to or after the Separation Date. As such, as additional consideration for the Purchase Shares upon issuance Krall hereby irrevocably sells, assigns, and transfers to PURE all of Krall’s clients, contacts, and personal goodwill not previously assigned to PURE or that developed in the course of the Consulting Relationship as referred to in Section 4.6.

V

CONFIDENTIALITY AND BUSINESS RELATED COVENANTS

5.1 Non-Disclosure of Business Information. Krall shall not at any time, either directly or indirectly, use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of PURE, including, without limitation, the names, buying habits or practices of any of its customers, its marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in PURE’s business, compensation paid to employees and other terms of employment, business plans, financial projections and reports, business strategies, internal operating procedures and other confidential business information from which the PURE might derive an economic or competitive advantage, or any other confidential information of, about or concerning the business of PURE, its manner of operation, or other confidential data of any kind, nature, or description, whether or not labeled “secret” or “confidential”. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of the PURE’s business and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement.

5.2 Trade Secrets. Krall shall not at any time, either directly or indirectly, use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any of PURE’s trade secrets, including without limitation, confidential information; customer lists; information concerning current or any future and proposed work, services or products; the fact that any such work, services or products are planned, under consideration, or in production, as well as any description thereof, computer programs or computer software. Krall agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in the possession of PURE; and, (ii) trade secrets conceived, originated, discovered, or developed by PURE during the term of his employment.

5.3 Competition Covenant. Krall hereby agrees that during and throughout the forty-eight (48) months immediately following the Separation Date he shall not:

(a) Directly or indirectly, in an individual or representative capacity, own an interest in, operate, join, control, finance (whether as a lender or investor), share in the earnings of, participate in, engage in or be connected as an officer, employee, agent, independent contractor, partner, shareholder, member, consultant, employer, investor, or principal of any corporation, partnership, proprietorship, firm, association, person, or any other entity engaged in any aspect of the business of PURE, or which is otherwise in competition with PURE, notwithstanding the location of said other business; and

(b) Permit his name to be used, directly or indirectly, by any person, corporation, partnership or other business entity engaged in the business of PURE.

5.4 Non-Solicitation of Employees. During and throughout the forty-eight (48) months immediately following the Separation Date Krall shall not, directly or indirectly, cause or induce, or attempt to cause or induce, any employee of PURE to terminate his or her employment with PURE, as such employment exists at any time following the Effective Date.

5.5 Non-Solicitation of Business. During and throughout the forty-eight (48) months immediately following the Separation Date Krall shall not, directly or indirectly, (i) solicit business from any customer of PURE, to the extent such business relates to a product or service competitive with an PURE product or service; or, (ii) otherwise attempt to induce any such customer of PURE to cease doing business with, or to decrease the amount of business such customer does with, PURE.

5.6 Intellectual Property. The Parties agree that all trade secrets, inventions, ownership rights, developments, and all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments (collectively, the “Developments”) developed, created, discovered, made, written, or obtained by Krall in the course of or as a result, directly or indirectly, of performance of his duties to the Company, and all related intellectual property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of PURE (collectively, the “Intellectual Property”). Krall agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by PURE to enable PURE to protect its rights in and to any such Intellectual Property and Developments. Under the Consulting Relationship, Krall further agrees, pursuant to the Consulting agreement hereunder, to provide ongoing access to all of Krall’s knowledge including, but not limited to, research and development, manufacturing, marketing, finance, general management, legal, regulatory, and corporate history and circumstances related to the Intellectual Property.

5.7 Mutual Non-Disparagement. Following the Separation Date: (i) Krall will not make or cause to be made any statements or remarks (including, without limitation, the repetition or distribution of disparaging, derogatory or damaging rumors, allegations, negative reports or comments), whether written, electronic or oral, that are directly or indirectly disparaging, derogatory or damaging to PURE or any of its respective past, current or future affiliates, officers, directors, shareholders, employees, consultants, advisors, representatives, trustees, subsidiaries, divisions, parent companies, clients or customers or their policies and procedures, business, practices or financial condition; and, (ii) PURE will not make or cause to be made any statements or remarks (including, without limitation, the repetition or distribution of disparaging, derogatory or damaging rumors, allegations, negative reports or comments), whether written, electronic or oral, that are directly or indirectly disparaging, derogatory or damaging to Krall. However, the foregoing restrictions shall not apply to any statements by Krall or by PURE that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process, or those made in the context of a confidential professional relationship such as between the Parties and legal counsel, accountants and/or financial advisors.

VI

ADDITIONAL REPRESENTATIONS AND OBLIGATIONS

6.1 Consideration Period. This Agreement has been delivered to Krall on the 2nd day of August, 2013. Pursuant to law, Krall has twenty-one (21) days to consider this Agreement. Pursuant to Section 6.3, below, Krall has been encouraged to seek legal counsel to consider and review this Agreement and based on said review is waiving entitlement to said twenty-one day Consideration Period.

6.2 Revocation Period. Upon execution of this Agreement, Krall shall have seven (7) days to revoke the Agreement. Any such revocation by Krall must be in writing and delivered to PURE pursuant to the notice requirements of this Agreement. If timely revoked by Krall, this Agreement will not be effective or enforceable, and all Parties shall be immediately released of all obligations hereunder, with no effect on any of the claims each Party may otherwise possess.

6.3 Independent Legal Counsel. The Parties to this Agreement warrant, represent, and agree that in executing this Agreement, they do so with full knowledge of the rights each may have with respect to the other Party, and that each has received, or has had the opportunity to receive, independent legal advice as to these rights. Each of the Parties has executed this Agreement with full knowledge of these rights, and under no fraud, duress, or undue influence.

6.4 Waiver of Age Discrimination Claim. Krall understands that the release contained in this Agreement had to meet certain requirements to constitute a valid release of any claims under the Age Discrimination in Employment Act (“ADEA”), and Krall hereby represents that all such requirements were in fact satisfied. These requirements required the following, each of which has in fact been satisfied: (i) execution of this Agreement by Krall has been knowing and voluntary, and free from duress, coercion and mistake of fact; (ii) this Agreement is in writing and is understandable; (iii) this Agreement has waived current ADEA claims explicitly; (iv) this Agreement has not waived future ADEA claims; (v) the release by Krall hereunder of ADEA claims has been paid for with something to which Krall was not already entitled; (vi) this Agreement has advised Krall to consult an attorney; (vii) this Agreement has given Krall twenty-one (21) days to consider the ADEA release contained in this Agreement; and, (viii) this Agreement has given Krall seven (7) days within which to revoke the ADEA release contained in this Agreement after execution.

6.5 Execution and Effect of Agreement.

6.5.1. By PURE. PURE hereby warrants and represents to Krall the following:

(a) It has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery, and performance by PURE of this Agreement. This Agreement has been duly and validly executed and delivered by PURE and constitutes the valid and binding obligations of PURE, enforceable in accordance with the respective terms.

(b) The consummation by PURE of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will not violate any judgment, law, order, writ, rule or regulation, or determination or decree of any arbitrator, court, or other governmental agency or administrative body (collectively, “Requirement of Law”) applicable or binding upon PURE.

6.5.2. By Krall. Krall hereby warrants and represents to PURE the following:

(a) He has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery, and performance by Krall of this Agreement. This Agreement has been duly and validly executed and delivered by Krall and constitutes the valid and binding obligations of Krall, enforceable in accordance with the respective terms.

(b) The consummation by Krall of the transactions herein contemplated, including the execution, delivery, and consummation of this Agreement, will not violate any Requirement of Law applicable or binding upon Krall.

6.6 Investment Representations. Krall is an “accredited investor”, as that term is defined under Rule 501(a) of Regulation D under the Securities Act of 1933. Krall shall execute and deliver all documentation prepared and reasonably requested by PURE in order to confirm Krall’s status as an accredited investor.

6.7 No Cooperation. Krall will not act in any manner that might damage the business of PURE.

Krall will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against PURE and/or any officer, director, employee, agent, representative, shareholder or attorney of PURE, unless under a subpoena or other court order to do so or upon the express written consent of PURE. Krall further agrees both to immediately notify PURE upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within two (2) business days of its receipt, a copy of such subpoena or legal discovery device to PURE.

6.8 Expenses. Each Party shall pay the fees and expenses of such Party’s advisers, counsel, accountants, and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other Party hereto harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses.

6.9 Tax Liability. Krall represents and warrants that neither PURE nor its attorneys nor anyone affiliated with PURE has made any representations regarding the taxability of the payments and issuance of stock hereunder and that Krall has not relied upon any such representation in entering into this Agreement. Krall further represents and warrants that he shall be solely responsible for the payment of any and all federal, state and local taxes which may become due, if any, as a result of the payments and issuance of stock hereunder. Krall shall hold PURE harmless from and indemnify it for the payment of any taxes (including interest) or penalties, and any costs or attorneys’ fees related to such payment, if any, that may be asserted against it by any government agency at any time as a result of the payments or issuance of stock hereunder.

6.10 Death or Disability. In the event of Krall’s death or Complete Disability, PURE will continue all commitments under this Agreement, including but not limited to all payments to Krall, his estate, successors, or assigns, provided for hereunder including but not limited to those in connection with the purchase, severance, common stock and insurance obligations hereunder. The term Complete Disability shall mean the inability of Krall to perform his duties under this Agreement by reason of any incapacity, physical or mental, based upon medical advice or an opinion provided by two licensed physicians acceptable to PURE, determines to have incapacitated Krall from satisfactorily performing his usual services for PURE under this Agreement.

6.11 Directors and Officers Insurance. For a period of five (5) years commencing with the Separation Date, PURE shall continue to maintain directors and officers insurance coverage or by tail/run off coverage or otherwise on terms no less favorable than those in place on the Separation Date. If for any reason PURE determines to discontinue such coverage within said five year period, Krall shall be provided sixty (60) days advanced written notice of that event.

6.12 Public Disclosures. The Parties agree that with regard to the public disclosure of the transactions envisioned hereunder: (i) PURE shall issue a press release in the form attached hereto as Exhibit “B”; and (ii) the Form 8-K to be filed by PURE will be approved by Krall prior to filing, with approval not to be unreasonably withheld.

VII

INTENDED TAX RESULTS

7.1 Excise Tax. The Parties believe that the payments and issuance under this Agreement do not constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. Notwithstanding such belief and intent, if any payment or benefit due under this Agreement, together with all other payments and benefits (including, without limitation, equity-based compensation awards) to which Krall is entitled from PURE, would (if paid or provided) constitute an “excess parachute payment”, the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to PURE by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in Krall’s receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 7.1, such payments and benefits shall be reduced such that the reduction of compensation to be provided to Krall as a result of this Section 7.1 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. No reduction or limitation under this Section 7.1 shall apply to payments made for the purchase of intellectual property from Krall by PURE.

7.2 Compliance with Section 409A.

7.2.1. Intent. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Krall notifies PURE (with reasonable specificity as to the reason therefor) that Krall believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Krall to incur any additional tax or interest under Section 409A and PURE concurs with such belief or PURE (without any obligation whatsoever to do so) independently makes such determination, PURE shall, after consulting with Krall, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit/burden to Krall and PURE of the applicable provision without violating the provisions of Section 409A.

7.2.2. Specific Provisions. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. If Krall is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Krall, and (ii) the date of Krall’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.2.2. (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Krall in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

7.2.3. Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Krall’s taxable year following the taxable year in which the expense occurred.

7.2.4. Date of Payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of PURE.

7.3 Tax Cooperation and Exchange of Information. Each Party shall cooperate fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any tax return or claim for refund, or the conduct of any audit, dispute, proceeding, suit, or action concerning any tax issues or other tax matters considered in this Agreement. Such cooperation shall include, without limitation, the following: (i) the retention and provision on reasonable demand of books, records, documentation, or other information relating to the tax matters under this Agreement; (ii) the provision of additional information, including an explanation of material provided under subparagraph (i), to the extent such information is necessary or reasonably helpful in connection with the foregoing; (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a tax return or in connection with any audit, dispute, proceeding, suit or action; and, (iv) such Party’s commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party further agrees: (i) not to take any action reasonably expected to result in a new or changed position on a tax issues under this Agreement that is detrimental to the other Party; and, (ii) to take any action reasonably requested by the other Party that would reasonably be expected to result in or produce a benefit or avoids a detriment to such other Party with regard to tax issues under this Agreement. However, the preceding sentence and corresponding obligation shall not apply to any situation in which a Party’s tax and/or legal advisors determine in good faith that taking a position consistent with the position of the other Party would violate any applicable state or federal rule or law, including without limitation generally accepted accounting principles, SEC reporting rules, and state or federal tax laws and regulations.

VIII

ADDITIONAL PROVISIONS

8.1 Executed Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or E-Mail, as a defense to the formation of a contract.

8.2 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

8.3 Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

8.4 Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement. Similarly, the obligations of the Parties shall remain in full force and effect in the event any of the intended tax results hereunder shall be denied or otherwise become unavailable.

8.5 Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of

California. If any court action is necessary to interpret and or enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, San Diego, shall be the sole jurisdiction and venue for the bringing of such action.

8.6 Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties hereto in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein.

8.7 Additional Documentation. The Parties hereto agree to execute, acknowledge, and cause to be filed and recorded, if necessary, any and all documents, amendments, notices, and certificates which may be necessary or convenient under the laws of the State of California.

8.8 Attorney’s Fees. If any legal action (including arbitration) is necessary to interpret and or enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

8.9 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

8.10 Remedies.

8.10.1. Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

8.10.2. Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

8.11 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

8.12 Assignability. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

8.13 Notices.

8.13.1. Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by registered or certified mail, or by recognized commercial over-night delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by mail, upon delivery of registered or certified mail, postage prepaid; (c) if by recognized commercial over-night delivery service, upon such delivery.

8.13.2 Addresses for Notice.

If to PURE:

Attn: Chairman of the Board, Chief Executive Officer and Chief Financial Officer

1725 Gillespie Way

El Cajon, CA 92020

If to Krall:

Address to be provided to PURE within 5 business days following the Separation Date.

8.14 Time. All Parties agree that time is of the essence as to this Agreement.

8.15 Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

8.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

8.17 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

8.18 Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; and, (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

VIII

EXECUTION

IN WITNESS WHEREOF, this PURCHASE, SEVERANCE, AND RELEASE AGREEMENT has been duly executed by the Parties in San Diego, California, and shall be effective as of and on the Effective Date set forth in Article I of this Agreement. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

THE PARTIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS AND THE RELEASE CONTAINED HEREIN HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS, OR THEY HAVE VOLUNTARILY ELECTED NOT TO SEEK THE ADVICE OF AN ATTORNEY. THE PARTIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES OR REPRESENTATIONS MADE TO EACH OF THE PARTIES ABOUT THIS AGREEMENT, OR TO INDUCE THEM TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE PARTIES ARE SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

EXECUTION PAGE TO PURCHASE, SEVERANCE, AND RELEASE AGREEMENT

KRALL:	PURE:

PURE BIOSCIENCE, INC., a Delaware corporation

/s/ Michael L. Krall
MICHAEL L. KRALL

DATED: 13 August 2013	BY:	/s/ Dennis Atchley
	NAME:	DENNIS ATCHLEY
	TITLE:	Secretary

	DATED:	13 August 2013

EXHIBIT A

IRREVOCABLE PROXY

EXHIBIT B

PRESS RELEASE